Exhibit 23
Consent of Independent Registered Public Accounting Firm
To the Board of Directors
Air Products and Chemicals, Inc.:
We consent to the use of our reports dated 12 December 2006, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2006 and 2005, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the years in the three-year period ended 30 September 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of 30 September 2006, and the effectiveness of internal control over financial reporting as of 30 September 2006, incorporated herein by reference.
Our reports with respect to the consolidated financial statements and related financial statement schedule refer to the Company’s adoption of Financial Accounting Standards Board Interpetation No. 47, “Accounting for Conditional Asset Retirement Obligations”, and Statement of Financial Accounting Standards No. 123 (R) “Share Based Payments” and related interpretations. Our reports also refer to the Company having changed the composition of its reportable segments for the fiscal year ended 30 September 2006 and the 30 September 2005 and 2004 amounts presented in the consolidated financial statements relating to reportable segments having been restated to conform to the 30 September 2006 composition of reportable segments.
/s/ KPMG LLP
Philadelphia, Pennsylvania
16 March 2007